SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ] Preliminary proxy statement     [ ] Confidential, for Use of the
                                        Commission Only (as
[X] Definitive proxy statement          permitted by Rule
                                        14a-6(e) (2) )
[X] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           SIMPSON INDUSTRIES, INC.
               (Name of Registrant as Specified in Its Charter)

                          _________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: ______
        ______________________________________________________________________

    (2) Aggregate number of securities to which transaction applies: ________
        ______________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ______________________________________________________________________

    (4) Proposed maximum aggregate value of transaction: _____________________
        ______________________________________________________________________

    (5) Total fee paid: ______________________________________________________

[ ] Fees paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid: _____________________________________________

     (2) Form, schedule or registration statement no.: _______________________

     (3) Filing party: _______________________________________________________

     (4) Date filed: _________________________________________________________

SIMPSON
 INDUSTRIES, Inc. [logotype]
- --------------------------------------------------------------------------
                                                      32100 Telegraph Road
                                             Bingham Farms, Michigan 48025
                                                            (810) 540-6200

March 24, 1995

To Our Shareholders:

      You are cordially invited to attend the 1995 Annual Meeting of Shareholders of Simpson Industries, Inc. which will be held on Tuesday, April 25, 1995 at Michigan State University Management Education Center, 811 West Square Lake Road, Troy, Michigan (map enclosed). The meeting will start promptly at 11:00 a.m. local time. After the required business session there will be reports to the shareholders on the progress of the Company, and a discussion period will follow the reports.

      The attached notice of the meeting and Proxy Statement describes the items of business to be transacted, including the election of directors.

      Whether or not you plan to attend the meeting, we urge you to sign, date and return your proxy in the addressed envelope enclosed for your convenience so that as many shares as possible may be represented at the meeting. No postage is required if the envelope is mailed in the United States. The giving of the proxy will not affect your right to attend the meeting, nor, if you choose to revoke the proxy, your right to vote in person.

                                Sincerely,

/s/ Robert W. Navarre                               /s/ Roy E. Parrott
Robert W. Navarre                                   Roy E. Parrott
Chairman of the Board                               President and Chief
                                                      Executive Officer

                            SIMPSON
                             INDUSTRIES, Inc.
                                [logotype]

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        To Be Held April 25, 1995

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Simpson Industries, Inc. (the "Company"), will be held at the Michigan State University Management Education Center, 811 West Square Lake Road, Troy, Michigan, on Tuesday, April 25, 1995, at 11:00 a.m. local time for the purposes of:

      (1) Electing three directors to serve until the 1998 Annual Meeting of Shareholders; and

      (2) Transacting such other business as may properly come before the meeting or any adjournment thereof.

      You are invited to attend the meeting. If you do not expect to attend in person, you are urged to sign and return immediately the enclosed proxy which is solicited by the Board of Directors. A postage paid envelope is enclosed for use in returning the proxy. The proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                    By Order of the Board of Directors,

                                    Frank K. Zinn
                                    Secretary

Bingham Farms, Michigan
March 24, 1995

                            SIMPSON
                             INDUSTRIES, Inc.
                                [logotype]

                             PROXY STATEMENT
                 Annual Meeting to be held April 25, 1995

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Simpson Industries, Inc., a Michigan corporation (the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 25, 1995, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. The expenses of soliciting proxies will be paid by the Company. This Proxy Statement and the enclosed form of proxy were first sent or given to security holders on or about March 24, 1995.

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by
(i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Secretary of the Company at the Company's executive offices.

      The Annual Report to Shareholders for the year ended December 31, 1994 is enclosed herewith.

      The mailing address of the Company's principal executive offices is 32100 Telegraph Road, Suite 120, Bingham Farms, Michigan 48025.

      Only shareholders of record of the Company's common stock, $1 par value, at the close of business on March 10, 1995 will be entitled to vote at the meeting or any adjournment thereof. On that date, the Company had 17,976,563 shares of common stock issued and outstanding. Each share of common stock outstanding on the record date is entitled to one vote. A majority of outstanding shares will constitute a quorum. Shares cannot be voted at the meeting unless the holder is present in person or represented by proxy. Shares may not be voted cumulatively for the election of directors.

                    MATTERS TO COME BEFORE THE MEETING

      The nominees for election to the Board receiving a plurality of the votes cast at the meeting will be elected as Directors. Abstentions are counted only for purposes of determining whether a quorum is present at the meeting. Broker non-votes will not be counted for any purpose.

ELECTION OF DIRECTORS

      The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than 12 members, and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of each class of directors expires at the third succeeding annual meeting after election and the terms of office of the three classes overlap. Pursuant to the Company's Bylaws, the Board has fixed its size at nine. Three directors are to be elected to hold office until the 1998 annual meeting, or until their successors have been elected and have been qualified, and one vacancy presently exists, reflecting the unexpired term of John K. Pfahl, deceased.

      The nominees named below have been selected by the Nominating Committee of the Board of Directors of the Company. If, due to unforseen circumstances, any of the nominees will not be available for election, the proxies will be voted for such other person or persons as the Board of Directors may select.

      The following table and accompanying text set forth the name, age, principal occupation for the past five years and term of service with respect to the three individuals who are nominees for election and the five directors previously elected who will continue in office after the meeting, as provided to the Company by each such person. Proxies solicited by the Board of Directors will be voted in favor of the three nominees if they are received in time to be voted, unless a shareholder indicates otherwise on the proxy.

                                                                                          First Elected
        Name and Age                             Principal Occupation                     as a Director

                   Nominees for Election as Directors Until the 1998 Annual Meeting
Robert W. Navarre, 61....... Business Consultant (Naples, Florida).......................     1965

Frank K. Zinn, 60........... Member in the firm of Dykema Gossett PLLC, attorneys
                              (Detroit, Michigan)........................................     1974

Michael E. Batten, 54....... Chairman and Chief Executive Officer, Twin Disc,
                              Incorporated, a manufacturer of clutches, reverse and
                              reduction gears, hydraulic couplings and torque converters, universal joints and transmissions (Racine, Wisconsin).....
                     Directors Whose Terms Continue Until the 1996 Annual Meeting
George R. Kempton, 61....... Chairman and Chief Executive Officer, Kysor Industrial
                              Corporation, a manufacturer of commercial and transpor-
                              tation products for the refrigeration, on and off highway
                              vehicle and marine industries (Cadillac, Michigan).........     1983

Ronald L. Roudebush, 47..... Business Consultant (Bloomfield Hills, Michigan) ...........     1993

F. Lee Weaver, 52........... Partner in the firm of Weaver, Bennett & Bland, P.A.,
                              attorneys (Matthews, North Carolina).......................     1976
                     Directors Whose Terms Continue Until the 1997 Annual Meeting
Walter J. Kirchberger, 60... Vice President-Research, PaineWebber, Incorporated (Troy,
                              Michigan)..................................................     1971

Roy E. Parrott, 54.......... President and Chief Executive Officer, Simpson Industries,
                              Inc. ......................................................     1989

      Each nominee is currently a director of the Company, except for Mr. Batten. Each nominee has been employed in a principal occupation in the capacity shown above or in a similar one with the same employer for more than five years, except as set forth below.

      In May 1994, Mr. Navarre resigned as Chief Executive Officer of the Company and retired from the Company in November 1994. Mr. Navarre continues as Chairman of the Board of Directors of the Company, and presently serves as a consultant to the Company, as described more fully under Executive Compensation -- Compensation Committee Interlocks and Insider Participation. Mr. Navarre also serves as a director of Kysor Industrial Corporation.

      The law firm of which Mr. Zinn is a member has provided legal services to the Company and its subsidiaries for more than the past two fiscal years and the Company expects to retain such firm for such purposes in the current fiscal year.

      Mr. Batten serves as a director of the following publicly-owned companies: Twin Disc, Incorporated, Briggs & Stratton Corporation, Firstar Corporation and Universal Foods Corporation.

      Mr. Kempton also serves as a director of the following publicly-owned companies: Kysor Industrial Corporation, Guardsman
Products, Incorporated and JLG Industries, Incorporated.

      Prior to becoming a business consultant, Mr. Roudebush was President of Automotive Operations of Rockwell International from 1991 to 1994. Prior thereto, Mr. Roudebush was President of the On-Highway Products business of Rockwell International for more than five years.

      Committees of the Board. The Audit Committee of the Board of Directors is presently comprised of Messrs. Kirchberger and Zinn. The Audit Committee recommends to the Board the appointment of independent auditors, reviews with the independent auditors the scope and results of the audit engagement and any non-audit services to be performed by the independent auditors, monitors the Company's system of internal accounting controls and evaluates the independence of the independent auditors and their fees for services. The Compensation Committee of the Board of Directors is presently comprised of Messrs. Bakken, Roudebush, Weaver and Zinn. The Compensation Committee monitors the Company's compensation policies, sets the compensation of the chief executive officer, and establishes the salary ranges of executive officers of the Company and remuneration of the directors. The Compensation Committee also administers the 1984 Stock Option Plan, which was terminated during 1993, the Supplemental Executive Retirement Plan and the 1993 Executive Long-Term Incentive Plan. The Nominating Committee of the Board of Directors is presently comprised of Messrs. Kempton, Kirchberger and Weaver. This committee is responsible for establishing criteria for selecting and retaining directors, recommending to the Board nominees for election as directors and establishing procedures for filling vacancies on the Board. Shareholders wishing to propose director candidates for consideration by the Nominating Committee may do so by writing to the Chairman of the Nominating Committee at the Company's executive office prior to February 1 of each year for the Annual Meeting held during the following April. The Bylaws of the Company require shareholders who intend to make a director nomination at the Annual Meeting to provide notice of this intention to the Secretary of the Company to be received not less than 60 nor more than 90 days prior to April 25, 1996 in accord with the procedures set forth in the Company's Bylaws.

      Director Attendance and Remuneration. During the year ended December 31, 1994, the Board met a total of five times, the Audit Committee met two times, the Compensation Committee met four times, and the Nominating Committee met one time. Directors (other than those who are also officers or employees of the Company) were paid an annual retainer of $19,000 for the year ended December 31, 1994. Additional fees are paid on a per diem basis in the event directors attend special meetings of the Board and its committees which may be scheduled. Each incumbent director attended 100% of the meetings of the Board and any committees on which he served during the year ended December 31, 1994, except that one director missed one Board meeting.

      In addition, non-employee directors receive options to purchase shares of the common stock of the Company pursuant to the 1993 Non-Employee Director Stock Option Plan (the "Non-Employee Director Option Plan"). On the day following each annual meeting of the Company's shareholders, each non-employee director will be granted a non-qualified stock option ("NQSO") to purchase 1,000 shares, effective as of each such day following the annual shareholders' meeting. The NQSO will have an exercise price equal to the fair market value of the shares on the date of grant. All NQSOs granted under the Non-Employee Director Option Plan will vest 100% upon the day preceding the first annual shareholders' meeting following the grant of such NQSO and will remain exercisable until the tenth anniversary of their grant date; provided that all NQSOs held by a Director will immediately become 100% vested upon the effective date of a change in control of the Company.

                          EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

      The following table sets forth information with respect to the cash compensation paid by the Company and its subsidiaries as well as certain other compensation paid or accrued in all capacities in which they served during the Company's last three fiscal years, to (i) the Chief Executive Officer of the Company and (ii) each of the four highest compensated executive officers (other than the Chief Executive Officer) of the Company whose compensation exceeded $100,000.

                        SUMMARY COMPENSATION TABLE
                                                                              Long-Term
                                           Annual Compensation           Compensation Awards
                                      ------------------------------   -------------------------
                                                                       Restricted    Securities
                                                                         Stock       Underlying   All Other
                                                                        Award(s)      Options     Compensa-
    Name and Principal Position        Year     Salary       Bonus       ($)(1)        (#)(1)     tion (2)
Robert W. Navarre...................   1994    $302,610     $184,084    $  --  (3)      1,500     $   --
  Chairman of the Board;               1993     330,270      222,336       --           1,500       12,735
  Chief Executive Officer              1992     305,142      159,160       --            --          9,337
    (through May 1994)

Roy E. Parrott......................   1994    $300,686     $182,914    $60,500(4)     16,500      $ 7,020
  President;                           1993     242,150      162,987     55,125        18,000       12,735
  Chief Executive Officer              1992     228,166      118,990       --            --          9,303
    (beginning May 1994)

Kathryn L. Williams.................   1994    $142,060     $ 81,091    $22,000(6)      6,000      $ 6,648
  Vice President                       1993     136,150       90,902     18,375        12,000        1,269
  and Chief Financial Officer,         1992      22,500(5)    11,742     65,000          --           --
  Treasurer

George G. Gilbert...................   1994    $139,360     $ 63,033    $22,000(7)      6,000      $ 6,522
  Vice President--Transmission         1993     132,494       88,507     18,375         6,000        7,147
  and Chassis Group                    1992     124,654       64,994       --            --          5,080

James A. Hug........................   1994    $126,024     $ 78,049    $22,000(8)      6,000      $ 5,898
  Vice President--Heavy Duty           1993     110,166       72,310     18,375         6,000        6,371
  Products Group                       1992     103,416       51,620       --            --          4,219

Frank C. Lukacs.....................   1994    $112,752     $ 64,899    $22,000(9)      6,000      $ 5,277
  Vice President--Engine               1993      78,730       37,895      6,431          --          4,243
  Products Group                       1992      64,390       16,097      --             --          2,621

                                                  (footnotes on next page)

Footnotes for chart on page 3.

 (1) Dividends are paid on the shares of restricted stock listed and options are restated for a 3-for-2 stock distribution as of July 28, 1994.

 (2) These amounts represent contributions by the Company to the accounts of the named executives under the Simpson Industries, Inc. Savings Plan.

 (3) As of November 30, 1994, Mr. Navarre retired from the Company and held no shares of restricted stock. On February 21, 1989, 6,075 shares were awarded to Mr. Navarre of which 675 shares vested annually, beginning on June 1, 1989 and continued on each June 1 until his retirement on November 30, 1994 at which time the remaining 2,025 shares were vested.

 (4) As of December 31, 1994, Mr. Parrott held 14,813 shares of restricted stock, valued at $137,020. On September 1, 1989, 15,000 shares were awarded to Mr. Parrott of which 1,500 shares vest annually beginning on June 1, 1990 and continuing on each June 1 until June 1, 1999. On May 11, 1993, 4,500 shares were awarded to Mr. Parrott of which 450 shares vest annually beginning on December 1, 1993 and continuing on each December 1 until December 1, 2002. On February 26, 1994, 4,125 shares were awarded to Mr. Parrott of which 413 shares or 412 shares vest annually beginning on December 1, 1994 and continuing on each December 1 until December 1, 2003.

 (5) Ms. Williams joined the Company in November 1992.

 (6) As of December 31, 1994, Ms. Williams held 8,550 shares of restricted stock, valued at $79,088. On November 2, 1992, 7,500 shares were awarded to Ms. Williams of which 750 shares vest annually beginning on December 1, 1993 and continuing on each December 1 until December 1, 2002. On May 11, 1993, 1,500 shares were awarded to
     Ms. Williams of which 150 shares vest annually beginning on December 1, 1993 and continuing on each December 1 until December 1, 2002. On February 26, 1994, 1,500 shares were awarded to Ms. Williams of which 150 shares vest annually beginning on December 1, 1994 and continuing on each December 1 until December 1, 2003.

 (7) As of December 31, 1994, Mr. Gilbert held 7,050 shares of restricted stock, valued at $65,213. On August 27, 1990, 7,500 shares were awarded to Mr. Gilbert of which 750 shares vest annually, beginning on June 1, 1991 and continuing on each June 1 until June 1, 2000. On May 11, 1993, 1,500 shares were awarded to Mr. Gilbert of which 150 shares vest annually beginning on December 1, 1993 and continuing on each December 1 until December 1, 2002. On February 26, 1994, 1,500 shares were awarded to Mr. Gilbert of which 150 shares vest annually beginning December 1, 1994 and continuing on each December 1 until December 1, 2003.

 (8) As of December 31, 1994, Mr. Hug held 5,265 shares of restricted stock, valued at $48,701. On February 21, 1989, 2,812 shares were awarded to Mr. Hug of which 281 shares or 282 shares vested on December 1, 1989 and on December 1, 1990 and 282 shares or 281 shares vest annually on each June 1 thereafter until June 1, 1998. On February 27, 1990, 3,180 shares were awarded to Mr. Hug, of which 318 shares vested on December 1, 1990 and 318 shares vest annually on each June 1 thereafter until June 1, 1999. On May 11, 1993, 1,500 shares were awarded to Mr. Hug of which 150 shares vest annually beginning on December 1, 1993 and continuing on each December 1 until December 1, 2002. On February 26, 1994, 1,500 shares were awarded to Mr. Hug of which 150 shares vest annually beginning on December 1, 1994 and continuing on each December 1 until December 1, 2003.

 (9) As of December 31, 1994, Mr. Lukacs held 3,915 shares of restricted stock valued at $36,214. On February 21, 1989, 1,125 shares were awarded to Mr. Lukacs of which 113 shares or 112 shares vest annually beginning on December 1, 1989 and continuing on each December 1 until December 1, 1998. On February 27, 1990, 3,390 shares were awarded to Mr. Lukacs, of which 339 shares vest annually beginning on December 1, 1990 and continuing on each December 1 until December 1, 1999. On May 11, 1993, 525 shares were awarded to Mr. Lukacs of which 53 shares or 52 shares vest annually beginning on December 1, 1993 and continuing on each December 1 until December 1, 2002. On February 26, 1994, 1,500 shares were awarded to Mr. Lukacs of which 150 shares vest annually beginning on December 1, 1994 and continuing on each December 1 until December 1, 2003.

STOCK OPTIONS

      The following table sets forth information with respect to stock options granted by the Company to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company during the Company's last fiscal year. In addition, the table provides an estimated grant date present value for each set of options using the Black-Scholes valuation method.

                    Option Grants In Last Fiscal Year
                                        Individual Grants
- ---------------------------------------------------------------------------------------------------
                                           % of Total
                                            Options
                            Number of       Granted
                            Securities         To
                            Underlying     Employees                                   Grant Date
                             Options       in Fiscal    Exercise Price   Expiration     Present
       Name                  Granted          Year        ($/Share)         Date      Value ($)(1)
Robert W. Navarre........      1,500(2)        2.8%         $13.25        5/11/04       $ 6,300
Roy E. Parrott...........     16,500(3)       31.1%         $14.67        2/25/04       $58,905
Kathryn L. Williams......      6,000(3)       11.3%         $14.67        2/25/04       $21,420
George G. Gilbert........      6,000(3)       11.3%         $14.67        2/25/04       $21,420
James A. Hug.............      6,000(3)       11.3%         $14.67        2/25/04       $21,420
Frank C. Lukacs..........      6,000(3)       11.3%         $14.67        2/25/04       $21,420

________________
(1) The material assumptions and adjustments incorporated in the Black-Scholes model include the following:
                                                     Grant Date
                                          --------------------------------
                                          February 26, 1994   May 11, 1994
                                          -----------------   ------------
    Risk-Free Interest Rate..............        5.6%              6.9%
    Stock Price Volatility...............       38.7%             40.3%
    Dividend Yield.......................        2.5%              2.8%
    Reduction for Plan Design Features...       32.9%             17.5%
    Expected Option Term.................      6 Years          6 Years

    The model assumes: (a) a Risk-Free Interest Rate that represents the interest rate on a U.S. security with a maturity date corresponding to that of the expected option term; (b) Stock Price Volatility is calculated using daily stock prices for the one-year period prior to the grant date; (c) Dividend Yield is calculated using the annual dividend rate in effect at date of grant ($.37 per share); (d) a Reduction for Plan Design Features to reflect the probability of forfeiture due to termination prior to vesting, and the probability of a shortened option term due to termination of employment prior to the option expiration date; and (e) an Expected Option Term of six years, which represents the expected length of time between grant date and exercise date. Notwithstanding the fact that these options are non-transferable, no discount for lack of marketability was taken.

          The ultimate values of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

(2) These options were granted pursuant to the 1993 Executive Long-Term Incentive Plan and become exercisable April 24, 1995.

(3) These options were granted pursuant to the 1993 Executive Long-Term Incentive Plan and become exercisable 20% per year beginning February 26, 1995.

OPTION/SAR EXERCISES AND HOLDINGS

      The following table sets forth information with respect to the named executives in the Summary Compensation Table, concerning the exercises of stock options or stock appreciation rights ("SARs") during the last fiscal year and unexercised options and SARs held as of the end of the last fiscal year.

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                  AND FISCAL YEAR-END OPTION/SAR VALUES
                                                        Number of Securities
                                                       Underlying Unexercised         Value of Unexercised
                          Shares                           Options/SARs at          In-the-Money Options/SARs
                         Acquired                          Fiscal Year End             at Fiscal Year End
                            on           Value       ---------------------------   ---------------------------
        Name           Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable   Unexercisable
R. W. Navarre.......       --           $  --           1,500          1,500         $  --          $ --
R. E. Parrott.......      6,450         $42,462        34,650         30,900         $25,874        $ --
K. L. Williams......       --           $  --           2,400         15,600         $  --          $ --
G. G. Gilbert ......       --           $  --           1,200         10,800         $  --          $ --
J. A. Hug...........       --           $  --           1,200         10,800         $  --          $ --
F. C. Lukacs........       --           $  --            --            7,500         $  --          $3,875

SEVERANCE ARRANGEMENTS

      To help retain key management personnel in the event of a change in control of the Company, the Company has entered into severance agreements with Messrs. Parrott, Gilbert and Hug and Ms. Williams. The agreements provide for special severance pay and benefits in the event of termination of employment within three years (for Mr. Parrott) or two years (for Ms. Williams and Messrs. Gilbert and Hug) after a change in control of the Company. The agreements define a change in control as (i) a change in the stock ownership of the Company of a magnitude which requires filing of reports under the Securities Exchange Act of 1934, and such a change is deemed to have occurred if any person acquires 25% of the Company's outstanding voting stock, or (ii) a change in the composition of the majority of the Board of Directors during any two-year period unless each new director was approved by at least two-thirds of the remaining directors who were also directors at the beginning of the period. The agreement with Mr. Parrott expires December 31, 1995, while the agreements with Ms. Williams and Messrs. Gilbert and Hug expire December 31, 1996. Each such agreement is automatically extended for successive one-year periods unless terminated on 30 days notice and provided that no change in control has occurred.

      Under the agreements, the special severance pay and benefits will not be paid if employment is terminated because of death or disability, or if terminated by the Company for cause or by the executive officer for other than a "good reason," as defined in the severance agreements. If, after a change in control in the Company, the employment relationship is terminated by the Company other than for cause or is terminated by the executive officer for "good reason," the Company will pay the executive officer, from the date of termination to the earlier of the date which is three years (for Mr. Parrott) or two years (for Ms. Williams and Messrs. Gilbert and Hug) after the change in control or until the executive officer's normal retirement date, monthly payments equal to the executive officer's monthly salary prior to termination plus 1/12th of 70% of the executive officer's salary for the year immediately prior to the termination, up to the maximum allowable under applicable federal tax laws (for Mr. Parrott) or the executive officer's monthly salary prior to termination plus 1/12 of the average of the short-term incentive bonus payments paid to the executive officer or accrued with respect to each of the two years preceding termination (for Ms. Williams and Messrs. Gilbert and Hug). The Company shall also maintain in full force and effect during each period any stock option or incentive compensation arrangement and all group insurance and retirement plans to which the executive officer was otherwise entitled immediately prior to his or her termination and the right to immediately exercise in full all outstanding stock options.

PENSION PLAN

      The Company has a non-contributory defined benefit pension plan for salaried employees which provides for payment of a fixed retirement benefit to participants upon retirement at age 65. The amount of a participant's annual defined retirement benefit is comprised of up to three component amounts determined on the basis of the average base compensation paid to a participant during three separate time periods. The first component amount, applicable to service performed from July 1, 1976 through June 30, 1981, is equal to the sum of .75% of average base compensation up to $9,000 plus 1.5% of average base compensation in excess of $9,000 multiplied by the number of years of participation as of July 1, 1981. The second component amount, applicable to service performed from July 1, 1981 through December 31, 1988, is equal to the sum of 1.5% of each year's base compensation up to a specified break point amount, 2.5% of each year's base compensation in excess of the break point amount, and 2.5% of the participant's salary reduction contributions under the Savings Plan. The third component amount, applicable to service performed after December 31, 1988, is equal to the sum of 1.7% of each year's base compensation below the break point amount, 2.05% of each year's base compensation above the break point amount (with such calculations continuing until such time as the participant has accumulated 35 years of participation), and 1.7% of a participant's compensation for each plan year commencing after December 31, 1988 in which he or she has been a participant for more than 35 years. The sum of these three component amounts equals a participant's annual retirement benefit. Base compensation under the pension plan includes base salary, but does not include cash bonuses paid by the Company under its annual incentive plan. Once benefit payments commence, they may not be reduced because of any increases in a participant's Social Security payments or other similar benefits. Benefits under the pension plan are payable, at the election of the participant, under several different annuity forms or in an equivalent lump sum payment. The estimated annual benefits payable upon retirement at normal retirement age (assuming continued employment at the person's current base compensation rate) under a lifetime annuity for the other executive officers listed in the above table are as follows:
Mr. Navarre--$83,004; Mr. Parrott--$50,511; Ms. Williams--$76,666; Mr.
Gilbert--$59,556; Mr. Hug--$69,652; and Mr. Lukacs--$78,063. Mr. Navarre
retired on November 30, 1994 and elected to receive his pension benefits in the form of a lump sum payment.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

      Since 1988, the Company has maintained an unfunded plan to provide additional retirement income to selected executive employees to help attract and retain superior executive personnel. The Supplemental Executive Retirement Plan ("SERP") is administered by the Compensation Committee of the Board of Directors. Generally, a participant in the SERP will be eligible for benefits after he or she has completed at least five years of service as an officer of the Company or ten years of service at a specified level at which an employee bonus is available ("bonus service"). The normal retirement benefit that a participant is eligible to receive under the SERP is equal to the greater of (i) 2% of his average base compensation times his years of bonus service up to 30 years, or (ii) 4% of his average base compensation times his years of officer service to a maximum of 15 years. No participant is entitled to more than 60% of his average base compensation less deductions for social security benefits and benefits under other pension plans provided by the Company or from previous employers. Participants are eligible for similar benefits upon early retirement, disability or termination of employment, subject to the same reductions provided under the Company's Pension Plan. Benefits under the SERP are payable, at the election of the participant, under several different annuity forms or in an equivalent lump sum payment. Such benefits are paid out of the general assets of the Company and are not funded in advance of payment. The estimated annual benefits payable upon retirement at normal retirement age (assuming continued employment at the person's current base compensation rate) under a lifetime annuity for the executive officers listed in the above table are as follows:
Mr. Navarre--$95,263; Mr. Parrott--$97,365; Ms. Williams--$0; Mr. Gilbert--$0; Mr. Hug--$2,384; and Mr. Lukacs--$0. Mr. Navarre retired on November 30, 1994 and elected to receive his SERP benefits in the form of a lump sum payment.

COMPENSATION COMMITTEE REPORT

      The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors which is comprised of four non-employee directors. It is the primary responsibility of the Committee to monitor the Company's compensation policies and programs. The Committee reviews the performance and establishes the compensation of the Chief Executive Officer. In the performance of its responsibilities, the Committee reviews compensation data, surveys and other materials obtained from independent sources reflecting the compensation practices of other companies. From time to time, the Committee has engaged the services of independent compensation consulting firms to evaluate and make recommendations regarding the Company's executive compensation policies and programs. In 1992 and 1993, an independent consulting firm was engaged to evaluate the Company's executive compensation program including incentive compensation. The Committee was informed that the Company's executive salary ranges and benefits were in line with competitive industry standards. On the basis of the consulting firm's evaluation and other data reviewed by the Committee, the Board of Directors adopted the 1993 Executive Long-Term Incentive Plan which was subsequently approved by the shareholders.

      The Internal Revenue Code (the "Code") was amended, effective for tax years commencing in 1994, to limit the Company's ability to deduct more than $1 million of an executive's nonperformance-based compensation. The Code and current proposed regulations issued thereunder generally exclude from this limitation compensation that is determined under pre-established performance goals. Although this limitation will not affect the deductibility of executive compensation in the current year, the Committee will continue to review the issue and determine whether the Company's executive compensation programs should be amended in the future to meet the deductibility requirements.

      Compensation Policies for Executive Officers. The Company's executive compensation policies are designed to attract and retain highly qualified executive officers through competitive salary and benefit programs and to encourage extraordinary effort through incentive awards. The policies are also designed to promote Company stock ownership among the executive group to align their long-term interests with those of the shareholders and to encourage enhancement of shareholder value.

      The Company's executive compensation program has three components:
(i) annual base salary, (ii) short-term incentives through annual bonus awards, and (iii) long-term incentives through participation in the Company's long-term incentive plans. Executive officer salary ranges are established annually by the Compensation Committee. Executive officer salaries are based principally on individual performance, compensation data for comparable companies obtained from independent sources, and upon nationwide compensation studies covering senior executive officers from general manufacturing companies.

      The short-term incentive bonus program provides for annual cash bonuses of a percentage of base salary ranging from a maximum of 36% for lower-level executives to a maximum of 75% for senior executive officers. Bonus amounts are determined on the basis of the Company's earnings performance related to beginning of the year equity. Under the program, no annual bonuses are earned until a 16% defined return on shareholders' equity is realized. Maximum bonus levels are only achieved after the Company realizes a 34% defined return on shareholders' equity. Individual bonus awards also take into account the officer's individual performance and that of his operating unit.

      Long-term incentive awards have been made through the Company's 1984 Stock Option Plan and 1993 Executive Long-Term Incentive Plan which provide for the granting of stock options, stock appreciation rights, restricted stock, performance units and performance shares to key employees. Stock option awards provide the executive with the right to purchase shares of common stock over a ten-year period at a price equal to the fair market value of the common stock on the date of grant. Restricted stock awards consist of shares of the common stock which cannot be sold or transferred until the applicable restriction period lapses and may be forfeited if the executive terminates employment prior to the expiration of the restriction period. Long-term incentive rewards are principally designed to encourage long-term enhancement of shareholder value and align the future interests of executive officers with the success of the Company. Stock options only reward executive officers to the extent that shareholders have benefitted. The amount of these awards is primarily determined by a formula based on the midpoint of such executive's salary range divided by the current price of the Company's stock.

      Chief Executive Officer Compensation. Roy E. Parrott was appointed Chief Executive Officer of the Company on May 10, 1994. Mr. Parrott's annual base salary was established at $327,600 based on executive compensation data for comparable companies provided by an independent consulting firm, some of which companies are included in the Industry Index included in the Comparison of Five Year Cumulative Total Return table and accompanying graph in the Company's Proxy Statement. Mr. Parrott's base salary is slightly below the mid-point of the current salary range for the position as reviewed by the Committee in May 1994. Mr. Parrott's 1994 bonus of $182,914 was based on the Company's earning performance during 1994 in accord with the formula provided in the short-term incentive bonus plan, and the Committee's assessment for Mr. Parrott's attainment of specific goals established at the beginning of the year.

      Robert W. Navarre served as Chief Executive Officer until Mr. Parrott's election on May 10, 1994. Mr. Navarre's annual base salary was last established at $330,270 on October 1, 1992 based on executive compensation data described in the preceding paragraph. No adjustments were made since that date. Mr. Navarre's 1994 bonus of $184,084 was based on the Company's earning performance during 1994 in accord with the formula provided in the short-term incentive bonus plan. Mr. Navarre retired as an employee on November 30, 1994 and presently serves as chairman of the Board of Directors.

                                            COMPENSATION COMMITTEE
                                            Ronald L. Roudebush
                                            James K. Bakken
                                            F. Lee Weaver
                                            Frank K. Zinn
February 24, 1995

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 1994, Mr. Navarre, Chairman of the Board of the Company, served as a director of Kysor Industrial Corporation. Mr. Kempton, a director of the Company, is also a director and the Chairman and Chief Executive officer of Kysor Industrial Corporation. The Company engaged Mr. Navarre as a consultant beginning January 1, 1995; the Consulting Agreement provides for payments of $125,000 during 1995, $100,000 during 1996 and $75,000 during 1997, which payments include his normal director fees.

PERFORMANCE GRAPH

      The following is a line-graph presentation comparing cumulative, five-year shareholder return, on an indexed basis, of the Company's common stock with the NASDAQ (U.S.) Index, the Russell 2000 Index and an industry index of publicly-traded companies operating primarily in Standard Industrial Classification 371 ("Industry Index"). The Russell 2000 Index is comprised of companies with a market capitalization similar to that of the Company. The Company selected the Industry Index because the companies included therein are engaged in the manufacturing of motor vehicles and related parts, accessories and equipment.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*<F1>
           AMONG SIMPSON INDUSTRIES, INC., NASDAQ (U.S.) INDEX,
                  RUSSELL 2000 INDEX AND INDUSTRY INDEX

      [EDGAR NOTE: The performance graph required by Item 402(l) of Regulation S-K appears in this position of the paper document. A copy of the performance graph on paper is being submitted to the Branch Chief in the Division of Corporation Finance. A table containing the data used to create the performance graph's data points is provided below.]

                                1989    1990     1991     1992     1993     1994
Simpson Industries, Inc.....   100.00   97.27   156.83   195.70   272.79   185.00
NASDAQ (U.S.)...............   100.00   84.92   136.28   158.58   180.93   176.92
Russell 2000................   100.00   80.49   117.56   139.20   165.52   162.51
Industry Index..............   100.00   83.54   108.60   159.38   230.87   197.72

<F1>
________________
* Assumes that the value of an investment in the Company's common stock and each index was $100 on December 31, 1989 and that all dividends were reinvested.

                           FURTHER INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information concerning those persons who are known by management of the Company to be beneficial owners of more than 5% of the Company's outstanding common stock (as provided to the Company by such persons or the recordholder of such shares).

    Name and Address                     Amount and Nature of   Percent
  of Beneficial Owner                    Beneficial Ownership   of Class
J. P. Morgan & Co., Incorporated......   1,715,100 shrs. (1)      9.6%
   60 Wall Street
   New York, New York
Farmers Group, Inc....................   1,539,750 shrs. (2)      8.6%
   4680 Wilshire Boulevard
   Los Angeles, California

________________
(1) Sole voting power--1,164,950 shares (6.5%); sole investment power--1,710,600 shares (9.6%), as reported in the Schedule 13G, dated December 30, 1994, received by the Company from such beneficial owner.

(2) Farmers Group, Inc. exercises shared voting and investment powers over 1,539,750 shares with B.A.T. Industries p.l.c., as reported in the
    Schedule 13G, dated February 9, 1995, received by the Company from such beneficial owners.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth certain information concerning the beneficial ownership of common stock by the Company's directors and named executive officers, and all directors and executive officers of the Company as a group.

                                          Amount and Nature of    Percent
                                         Beneficial Ownership(1)  of Class
F. Lee Weaver..........................          108,826 (2)         .6%
Walter J. Kirchberger..................           82,932             .5%
Roy E. Parrott.........................           62,591             .4%
Frank K. Zinn..........................           51,561 (3)         .3%
James K. Bakken........................           37,050             .2%
James A. Hug...........................           36,339             .2%
Robert W. Navarre......................           28,312             .2%
George R. Kempton......................           23,313 (4)         .1%
Frank C. Lukacs........................           21,563             .1%
Kathryn L. Williams....................           17,404             .1%
George G. Gilbert......................           16,078             .1%
Ronald L. Roudebush....................            1,500             --
All present directors and executive
 officers as a group (12 in number)....          487,469 shrs.      2.7%

________________
(1) Includes shares beneficially held for certain executive officers and directors under the Simpson Industries, Inc. Savings Plan and the Company's Dividend Investment Plan and also includes 156,150 shares of Common Stock certain executive officers and directors may acquire within the next 60 days pursuant to the exercise of stock options under the Company's long-term incentive plans.

(2) Includes 83,542 shares owned by Prudence B. Weaver, Mr. Weaver's wife, for her own benefit.

(3) Includes 14,061 shares owned jointly by Mr. Zinn and Ruth A. Zinn, his wife.

(4) Includes 20,463 shares owned jointly by Mr. Kempton and Joyce H. Kempton, his wife.

EXECUTIVE OFFICERS

      Set forth below is certain information concerning the current executive officers of the Company, which group includes the Company's principal officers.

       Name and Age                Office(s) and Length of Service
Roy E. Parrott, 54........ President and director since 1989; Chief
                            Executive Officer since 1994

Kathryn L. Williams, 39... Vice President and Chief Financial Officer
                            since 1994; Vice President--Finance from 1992
                            to 1994 and Treasurer since 1993

George G. Gilbert, 46..... Vice President--Technology Services since 1995;
                            Vice President--Transmission and Chassis Group
                            from 1993 to 1995 and Vice President--Engine
                            Products Group from 1990 to 1993

James A. Hug, 48.......... Vice President--Automotive Group since 1995;
                            Vice President--Heavy Duty Products Group from
                            1992 to 1995 and Vice President--Heavy Duty
                            Products Group-South from 1990 to 1992

      Upon the resignation of Robert W. Navarre as Chief Executive Officer of the Company in May 1994, Mr. Parrott was selected as Chief Executive Officer of the Company by its Board of Directors.

      Prior to joining the Company in August 1990 as Vice
President--Engine Products Group, Mr. Gilbert served from 1981 to 1990 as Chief Engineer and later as Operations Manager, Ball Bearing Products Group, Federal-Mogul Corporation.

      Mr. Hug has been with the Company for over 25 years and from 1985 to 1990 served as a Manufacturing Manager of the Company.

      Prior to joining the Company in November 1992 as Vice
President--Finance, Ms. Williams served from 1989 to 1992 as Vice
President and Controller--Operations, Vice President, Finance--Grocery Products Division and Controller of the Kraft USA Group of the Kraft General Foods subsidiary of Philip Morris Companies, Inc.

      Executive officers of the Company are appointed annually by the Board of Directors and serve at the pleasure of the Board.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (S.E.C.). Executive officers, directors and greater than 10% shareholders are required by S.E.C. regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form-5s were required for those persons, the Company believes that, during the Company's last fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                               ACCOUNTANTS

      KPMG Peat Marwick, independent public accountants, have audited the financial statements of the Company since 1991. Representatives from KPMG Peat Marwick will be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions. The Board of Directors has selected KPMG Peat Marwick to audit the financial statements of the Company for the fiscal year ending December 31, 1995.

                 OTHER MATTERS AND SHAREHOLDER PROPOSALS

      At the date of this Proxy Statement, the Board of Directors is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters. Any proposals of shareholders to be presented at the 1996 Annual Meeting which are eligible for inclusion in the Company's proxy statement for that meeting under applicable rules of the Securities and Exchange Commission must be received by the Company no later than November 24, 1995. Shareholders who intend to make a director nomination or a proposal of business at any Annual or Special Meeting, which proposal was not included in the Company's proxy statement for that meeting, must provide notice of this intention to the Secretary of the Company to be received not less than 60 nor more than 90 days prior to the date of the meeting in accord with the procedures set forth in the Company's Bylaws in order to be properly brought before the Annual or Special Meeting.

Bingham Farms, Michigan
March 24, 1995

[Form of Proxy -- Front]

                     SIMPSON INDUSTRIES, INC.

   The undersigned hereby constitutes and appoints Roy E. Parrott and Kathryn L. Williams, or either of them, attorneys and proxies with full power of substitution to vote at the Annual Meeting of Shareholders of Simpson Industries, Inc., to be held on Tuesday, April 25, 1995, or at any adjournment or adjournments thereof.

   The shares represented by this proxy will be voted as directed. Unless authority is withheld, this proxy will be voted to elect as directors the nominees shown.

   Discretionary authority is hereby conferred as to any other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement dated March 24, 1995, and the Annual Report of Simpson Industries, Inc. to its Shareholders for the year ended December 31, 1994. The undersigned ratifies all that the proxies or any of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED
                            ENVELOPE.

Please sign this Proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

                     HAS YOUR ADDRESS CHANGED?
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________



[Form of Proxy -- Back]

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                                 With-  For All
                                                           For   hold   Except
                                1.) Election of Directors  / /    / /    / /

SIMPSON INDUSTRIES, INC.                 Robert W. Navarre, Frank K. Zinn
                                                and Michael E. Batten

                                    If you do not wish to direct the voting of your shares for a particular nominee, mark the "For All Except" box and strike a line through the Nominee(s) name. Your shares will be voted for the remaining Nominee(s).
RECORD DATE SHARES:
                                2.) To act in their discretion upon the
                                    transaction of such other business as may properly come before the meeting.

Please be sure to sign and date this Proxy.
                                                     Mark box at right  / /
                         Date____________________    if address change
                                                     has been noted
________________________ ________________________    on the reverse side.
Shareholder sign here    Co-owner sign here

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